QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106603

         PROSPECTUS

Up to $100,000,000 Aggregate Principal Amount of
2 1/2% Senior Subordinated Convertible Notes due 2008,
Up to 11,743,981 Shares of Common Stock Issuable Upon Conversion of the Notes
and Up to 3,517,696 Additional Shares of Common Stock

        We issued the notes in a private placement in May 2003. This prospectus may be used by selling securityholders to sell their notes and the shares of our common stock issuable upon conversion of their notes.

        We will pay interest on the notes on May 5 and November 5 of each year, beginning on November 5, 2003. The notes will mature on May 5, 2008.

        The notes are convertible, at the option of the holder, at any time on or prior to the business day prior to maturity, into shares of our common stock. The notes are convertible at a conversion price of $8.515 per share, which is equal to a conversion rate of 117.4398 shares per $1,000 principal amount of notes, subject to adjustment. Our common stock is listed on the New York Stock Exchange under the symbol "MNS."

        We may redeem some or all of the notes for cash at any time on or after May 5, 2006, at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the corresponding redemption notice.

        Upon a change in control of MSC.Software Corporation, each holder may require us to purchase for cash all or a portion of such holder's notes at a price equal to the principal and accrued and unpaid interest, if any, on such notes as of the date of purchase.

        We pledged as security for the notes a portfolio of U.S. government securities in an amount sufficient to pay all of the scheduled interest payments on the notes. Other than this pledge of U.S. government securities, the notes are unsecured obligations and rank junior in right of payment to all of our existing and future senior indebtedness and are effectively subordinated to all of the indebtedness and liabilities of our subsidiaries.

        The notes were sold initially to qualified institutional buyers and are currently trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") system of the National Association of Securities Dealers, Inc.. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes for trading on any national or other securities exchange or on the Nasdaq National Market.

        This prospectus may also be used by securityholders holding up to 3,517,696 shares of our common stock issued in connection with our acquisition of Advanced Enterprise Solutions, Inc. on July 20, 2001.

        On December 10, 2003, the last reported sale price of our common stock was $8.88 per share.

        We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of our common stock. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the notes and the common stock and certain other expenses, as set forth in the registration rights agreement we have entered into with the holders of the notes.

        Investing in the notes and common stock involves risks that are described in the "Risk Factors" section beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2003.

i

SUMMARY

        You should read the following summary together with the more detailed information regarding our company and the notes and common stock offered hereby, including "risk factors" and our consolidated financial statements and related notes, included elsewhere in this prospectus or incorporated by reference. Marks used herein are the property of their respective owners, which includes us in some instances. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

Our Business

        We are a leader in the development, marketing and support of virtual product development tools including simulation software and professional services. We are also a reseller of information technology systems. We serve customers in multiple industries, including aerospace, automotive, machinery, electronics, consumer products, biomedical, shipbuilding and rail.

        Our principal executive offices are located at 2 MacArthur Place, Santa Ana, California 92707. Our telephone number is (714) 540-8900. Our website address is www.mscsoftware.com. Information on our website does not constitute part of this prospectus.

Recent Developments

        On June 30, 2003, we decided to exit our systems business, effective immediately. As a result of this decision, we have taken charges in the second quarter totaling $19,186,000, including $18,406,000 of goodwill impairment and $780,000 of fixed asset, inventory and other asset impairments, net of tax. We began reporting this line of business as discontinued operations in the third quarter of 2003, including reclassification of prior period amounts.

        For the third quarter ended September 30, 2003, reported revenue from continuing operations was $62,100,000, compared to $61,600,000 for the third quarter of 2002. Reported net income was $95,000 or $0.01 per diluted share, compared to a net loss of $5,798,000 or ($0.20) per diluted share in the third quarter of 2002.

Notes

Issuer	MSC.Software Corporation.
Notes Offered	Up to $100,000,000 aggregate principal amount of 2 1/2% Senior Subordinated Convertible Notes due May 5, 2008.
Maturity	May 5, 2008.
Interest	2 1/2% per year on the principal amount, payable semiannually on May 5 and November 5, beginning on November 5, 2003.
Conversion Rights
The notes are convertible, at the option of the holder, at any time on or prior to the business day prior to the redemption or maturity date into shares of our common stock at a conversion price of $8.515, which is equal to a conversion rate of 117.4398 shares per $1,000 principal amount.

The conversion rate may be adjusted for certain reasons such as certain dividends or distributions on our common stock or subsidiaries or combinations of our common stock, but will not be adjusted for accrued interest. Upon conversion, a holder will not receive any payment representing accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of Notes—Conversion Rights."
Optional Redemption
We may redeem the notes, in whole or in part, on or after May 5, 2006, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing the optional redemption notice. See "Description of Notes—Optional Redemption by MSC.Software Corporation."
Change in Control
Upon a change in control, each holder of the notes may require us to purchase for cash all or a portion of such holder's notes at a price equal to the principal amount plus accrued and unpaid interest, if any, on such notes as of the date of purchase. See "Description of Notes—Repurchase at Option of Holders Upon a Change of Control."
Security
We purchased and pledged to the trustee under the indenture, as security for the notes and for the benefit of the holders of the notes, approximately $11.8 million of U.S. government securities, which we expect will be sufficient upon receipt of scheduled principal and interest payments thereon to provide for the payment in full of all the scheduled interest payments on the notes when due. The notes are otherwise unsecured.
Ranking	Your right to payment under these notes will be:
• our general senior subordinated unsecured (except as set forth in "Description of Notes—Security") obligation;
• junior in right of payment to all of our existing and future senior indebtedness, including our senior secured promissory notes payable to Dassault Systemes and our other notes to shareholders;

	•	senior in right of payment to any existing and future subordinated debt, including our subordinated promissory notes due 2009; and
	•	structurally subordinated to any existing and future indebtedness and liabilities of our subsidiaries.
DTC Eligibility
The notes were issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. The global notes have been deposited with the trustee as a custodian for The Depository Trust Company, or DTC, and are registered in the name of Cede & Co., DTC's nominee. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of Notes—Global Notes; Book-Entry; Form."
Registration Rights	We have agreed, for the benefit of the holders of the notes, to:
	•	file the shelf registration statement, of which this prospectus is a part, with respect to the resale of the notes and the common stock issuable upon conversion of the notes; and
	•	use our reasonable best efforts to cause the shelf registration statement to be declared effective within 180 days after the original issuance of the notes.

We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all the notes and the shares of common stock issuable upon conversion of the notes and (ii) the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell such securities immediately without regard to the volume limitation provisions of Rule 144 under the Securities Act, or any successor provision, subject to permitted exceptions.

We will be required to pay additional amounts to the holders of the notes if we fail to comply with our obligations to register the notes and the common stock issuable upon conversion of the notes within the specified time periods. See "Description of Notes—Registration Rights."
Use of Proceeds	We will not receive any of the proceeds from the sale of any securities offered by this prospectus.
Trading
The notes are currently trading in the PORTAL system. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes for trading on any national or other securities exchange or on the Nasdaq National Market. Our common stock is traded on the New York Stock Exchange under the symbol "MNS".

Common Stock

        This prospectus may be used by selling securityholders to sell up to 11,743,981 shares of our common stock, subject to adjustment, issuable upon conversion of their notes and by certain securityholders to sell up to 3,517,696 shares of our common stock issued in connection with our acquisition of Advanced Enterprise Solutions, Inc.

Risk Factors

        See "Risk Factors" and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes or our common stock.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations.

Ratio of Earnings to Fixed Charges

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Years Ended December 31,								Nine Months Ended September 30,
	1998	1999		2000		2001		2002	2003
Ratio of earnings to fixed charges	—	2.08	x	2.75	x	2.86	x	—	—

        For purposes of this ratio, fixed charges consist of interest expense, one-third of estimated rent expense as representative of the interest portion of rentals and amortization of debt costs. Earnings consist of earnings (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle plus fixed charges. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $13,175,000. For the year ended December 31, 2002, earnings were insufficient to cover fixed charges by $17,898,000. For the nine months ended September 30, 2003, earnings were insufficient to cover fixed charges by $31,327,000.

RISK FACTORS

        You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in the notes or our common stock. If any of the following risks actually occurs, our business could be harmed. You should refer to the other information set forth or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes incorporated by reference herein.

Downturns in the aerospace and automotive industries we serve would adversely affect our sales and operating results.

        In 2002, sales to customers in the aerospace and automotive industries accounted for approximately 22% and 20%, respectively, of our revenues. Changes in capital spending by, and cyclical trends affecting, customers in these industries may adversely affect our sales to these customers and our operating results. In addition, these types of customers tend to adhere to a technology choice for long periods, possibly an entire development cycle. As a result, a lost opportunity with a given customer may not again become a new opportunity for several years.

We have significant international sales and thus are exposed to a number of additional material risks that could adversely affect our business.

        Revenues from foreign sales represented approximately 48% of our revenue in 2002. We expect revenues from foreign export sales to continue to represent a significant portion of total revenue. There are risks inherent in doing business internationally, including:

  •
  currency exchange rate fluctuations, as many of our sales originating with our German and Japanese subsidiaries are stated in foreign currencies, which may affect the value of profits earned on international sales when converted to U.S. dollars;

  •
  imposition of government controls;

  •
  restrictions on the export of critical technology or other trade restrictions;

  •
  ineffective copyright and trade secret protections under foreign law;

  •
  changes in regulatory practices, tariffs and taxes;

  •
  difficulties in staffing and managing international operations;

  •
  longer accounts receivable payment cycles; and

  •
  burdens of complying with a wide variety of foreign laws and regulations.

We have acquired and may continue to acquire other companies and may be unable to integrate successfully such companies with our operations, and we have recorded, and may continue to record, a significant amount of goodwill in connection with our acquisitions.

        We acquired Mechanical Dynamics, Inc., or MDI, in 2002, Advanced Enterprise Solutions, Inc., or AES, in 2001 and five other businesses in 1998 and 1999. In 2002 we also acquired certain assets and technology, collectively known as EASY5. We may continue to expand and diversify our operations with additional acquisitions. If we are unsuccessful in integrating these companies or product lines with our operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse effect on our business, financial condition and results of operations. Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies we acquire include those associated with:

  •
  unexpected losses of key employees or customers of the acquired company;

  •
  conforming the acquired company's standards, processes, procedures and controls with our operations;

  •
  coordinating our new product and process development;

  •
  hiring additional management and other critical personnel;

  •
  increasing the scope, geographic diversity and complexity of our operations;

  •
  difficulties in consolidating facilities and transferring processes and know-how;

  •
  other difficulties in the assimilation of acquired operations, technologies or products;

  •
  diversion of management's attention from other business concerns; and

  •
  adverse effects on existing business relationships with customers.

        As a result of our acquisitions, goodwill accounted for approximately $189.0 million, or 37.3%, of our total assets as of December 31, 2002. We may record additional goodwill related to future acquisitions. Under newly adopted generally accepted accounting principles, we will no longer amortize any goodwill. We will, however, perform an annual impairment analysis on the carrying value of our goodwill. If the financial benefits of our acquisitions do not ultimately exceed the associated costs, we could be required to write down some or all of the unamortized goodwill. As a result, our results of operations would be adversely affected.

We have had losses and, should they continue, it could have a material adverse effect on our business, results of operations and financial condition and our ability to repay the notes.

        We reported a net loss of $51.3 million and $26.7 million for the year ended December 31, 2002 and the six months ended June 30, 2003. We also reported that we expect to record a restructuring charge of $1 million in the third quarter of 2003 for a workforce reduction relating to our decision to exit our Systems business. At June 30, 2003, we had an accumulated deficit of $62.9 million. We cannot assure you that we will operate profitably, and if we cannot operate profitably, we may not be able to meet our debt service requirements on the notes or our working capital or other needs. Our inability to meet these needs could have a material adverse effect on our business, results of operations and financial condition.

Our operating results are dependent on our ability to develop and introduce new and enhanced products and we may not be able to develop new and enhanced products to satisfy changes in demand.

        Our operating results will depend in part on our ability to develop and introduce new and enhanced products on a timely basis. Successful product development and introduction depends on numerous factors, including our ability to anticipate customer requirements, changes in technology, our ability to differentiate our products from those of our competitors, and market acceptance. We may not be able to develop and introduce new or enhanced products in a timely or cost-effective manner or to develop and introduce products that satisfy customer requirements. Our products also may not achieve market acceptance or correctly anticipate technological changes.

The settlement with the Federal Trade Commission, or the FTC, relating to our acquisitions of Universal Analytics, Inc., or UAI, and Computerized Structural Analysis & Research Corp., or CSAR, could harm our business.

        In October 2001, the FTC issued an administrative complaint alleging that we had substantially lessened competition in the advanced Nastran market as a result of the acquisitions of UAI and CSAR. In July 2002, a proposed settlement was reached with FTC staff, which was accepted by the

Commissioners for public comment in August 2002. On November 1, 2002, the Commissioners approved the settlement. The settlement requires us to license, on a non-exclusive basis to up to two acquirers, all intellectual property (including computer code) related to the August 2002 version of MSC.Nastran, all intellectual property acquired in the acquisitions of UAI and CSAR, and certain information related to customers using MSC.Nastran in the United States. In addition, for all customers that converted or convert to a paid-up license after June 24, 1999 through the first anniversary of the divestiture license, we are required to allow the customer to terminate the paid-up agreement and to obtain a refund of a pro-rata portion of the consideration for the MSC.Nastran portion of the paid-up license if the customer decides to switch from MSC.Nastran to the acquirer's version of Nastran. We estimate that the aggregate pro-rata portion of the consideration for the MSC.Nastran portion of such paid-up licenses at June 30, 2003, was approximately $23.3 million. For arrangements with customers that convert to a paid-up license after November 1, 2002, we defer revenue for the fair value of the Nastran paid-up license because of this provision in the FTC settlement which, for accounting purposes, makes the fee not fixed or determinable. As of June 30, 2003, we have deferred approximately $6.4 million of such revenue (which is included in the $23.3 million above), which will be recognized ratably over a 48 month term until the customer requests a refund or the twelve month period to request such a refund lapses, at which time the remaining deferred revenue will be recognized. The twelve month period to request a refund begins on the date we complete the divestiture of assets to one or more acquirers approved by the FTC. We have reached a final licensing agreement with Electronic Data Systems Corporation, or EDS, pursuant to the settlement, which has been approved by the FTC. The effect of the settlement and license with EDS on us cannot be determined. Under the licensing agreement, we have licensed to EDS the August 2002 version of MSC.Nastran, among other things. EDS is one of our chief competitors, and the agreement could strengthen EDS's relative market position and harm our operating results. The ultimate outcome of this FTC action could harm our business.

The timing of orders and shipments, which frequently occur at the end of a quarter, can cause fluctuations of our operating results that, in turn, may impact the price of our common stock.

        We derive most of our revenue from selling software products and services and information technology systems to high-end users of the product design markets. Our revenue growth and our ability to match spending levels with revenue growth rates will directly affect our future operating results. Historically, a significant portion of our revenue has been generated from shipments in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter. In addition, higher volumes of orders have been experienced in the fourth quarter. The concentration of orders makes projections of quarterly financial results difficult. Accordingly, we may experience fluctuations in our future operating results on a quarterly or annual basis which, in turn, could adversely affect the price of our common stock.

We have entered into royalty agreements with third parties for the inclusion of their technology as a component of some of our products. The termination of these agreements could adversely affect our business.

        Some of our products include technology owned by third parties and we have entered into royalty agreements for use of all such technology. Should these agreements be terminated, we would need to find an alternative source to replace the functionality of such technology. We believe that we would be able to find an alternative source of the technology, or replace the functionality through internal development. In addition, these agreements allow for significant lead time prior to termination by the third party, which should allow us sufficient time to replace the functionality. However, in the unlikely event that all of these agreements were terminated within a very short time period, there is no guarantee that we could replace the technology and the market ability of our products could be harmed if we were unable to do so.

The recent trend to paid-up licenses for our software products may cause our revenues and profits to fluctuate from period to period.

        Recently, a greater percentage of our software revenues has come from perpetual paid-up licenses, under which we recognize a significant portion of the license revenue at the time the license is entered into, as compared to annual licenses, under which we recognize the license revenue over the term of the license, which is generally 12 months. This trend, if it continues, may have the effect of increasing the volatility of our revenues and profits from period to period.

The impairment of capitalized software development costs could adversely affect our results of operations.

        We capitalize software development costs related to product development in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold; Leased or Otherwise Marketed". These capitalized software development costs are subject to an ongoing quarterly assessment of recoverability based on anticipated future revenue and changes in hardware and software technologies. Unamortized software development costs determined to be in excess of net realizable value of the product are expensed immediately. Accordingly, our determination of the impairment of software development costs reduces our revenues and profits and could materially and adversely affect our results of operations.

Our operating expenses are fixed in advance. Therefore, we have limited ability to reduce expenses in response to any revenue shortfalls.

        We plan our operating expense levels, in part, on expected revenue growth. Our expense levels, however, are generally committed in advance and, in the near term, we are able to change only a relatively small portion of our expenses. As a result, our ability to convert operating outlays into expected revenue growth at profitable margins will affect our future operating results. If our future revenues are less than expected, our net income may be disproportionately affected since expenses are relatively fixed.

Strong competition in the software and the reseller industries may affect prices, which could reduce margins and adversely affect our operating results and financial position, and we may not be able to maintain our competitive position against current and potential competitors.

        The simulation software and reseller industries are highly competitive. One or both of the industries may experience pricing and margin pressure which could adversely affect our operating results and financial position. Some of our current and possible future competitors have greater financial, technical, marketing and other resources than we do, and some have well-established relationships with our current and potential customers. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

        As discussed above under "—The settlement with the Federal Trade Commission, or the FTC, relating to our acquisitions of Universal Analytics, Inc., or UAI, and Computerized Structural Analysis & Research Corp., or CSAR, could harm our business," we have reached a final licensing agreement with EDS pursuant to which we have licensed to EDS the August 2002 version of MSC.Nastran, among other things. EDS is one of our chief competitors, and the agreement could strengthen EDS's relative market position and harm our operating results.

        We believe that the principal competitive factors affecting the software business include quality, functionality, ease-of-use and, to a lesser extent, price. In our professional services business, we believe that the principal competitive factor is expertise. The principal competitive factors in our systems business include technical expertise, support capabilities, relationship management, geographic coverage and price. Although we believe we currently compete effectively with respect to the factors in all of our businesses, we cannot assure you that we will be able to maintain our competitive position against current and potential competitors.

Our significant amount of debt could limit future capital raising efforts, make us more vulnerable to economic and industry changes and limit our flexibility in operating our business.

        As of June 30, 2003, our total consolidated indebtedness was $112 million. In addition, the indenture for the notes does not place any limit on our ability to incur additional indebtedness in the future. Our indebtedness could have important consequences, such as:

  •
  requiring us to dedicate a substantial portion of our cash flows from operations to payments of our indebtedness;

  •
  limiting our ability to obtain future financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

  •
  making us more vulnerable to general economic and industry conditions; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

        For the six months ended June 30, 2003 and the year ended December 31, 2002, our earnings (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle plus fixed charges (which consist of interest expense, one-third of estimated rent expense as representative of the interest portion of rentals and amortization of debt costs) were insufficient to cover fixed charges by $31.7 million and $17.9 million, respectively.

Our future success depends in part on the continued service of our key technical and management personnel and our ability to identify, hire and retain additional personnel.

        There is intense competition for qualified personnel in the software industry. We may not be able to continue to attract and retain qualified personnel necessary for the development of our business or to replace qualified personnel who may leave our employ in the future. Any growth we experience is expected to place increased demands on our resources and will likely require the addition of management and technical personnel, and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit, key technical and management personnel could harm our business.

        Our license agreement with EDS requires us to provide EDS with information concerning employees and former employees of MSC who are or were involved in the design, development, maintenance, customer support, sales or marketing of MSC.Nastran. In addition, for a period of six months following the completion of the transfer of licensed rights under the agreement, we must provide EDS with an opportunity to interview and negotiate employment with current MSC employees involved with MSC.Nastran. The agreement prohibits us from preventing any such employees from working for EDS and from offering any incentive to any employee to decline employment with EDS, and requires us to eliminate any non-compete restrictions that would otherwise prevent employment of such persons by EDS. The loss of any employees to EDS could harm our competitive position relative to EDS and could materially and adversely affect our results of operations.

We are located in an area subject to frequent earthquakes and a major earthquake could seriously disrupt our business.

        Our corporate headquarters is located in Southern California, an area that experiences frequent earthquakes. The impact of a major earthquake on our facilities, infrastructure and overall operations is not known. Although safety precautions have been implemented, there is no guarantee that an earthquake would not seriously disrupt our entire business process. We are largely uninsured for losses and business disruptions caused by an earthquake.

If we cannot adequately protect our intellectual property rights, our financial results may suffer.

        Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, the steps we take to protect our proprietary information may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technology that is substantially similar or superior to our technology.

We could be harmed by litigation involving intellectual property rights.

        We may be accused of infringing the intellectual property rights of third parties. Furthermore, we may have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by our products. Infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims may be asserted in the future and such assertions, if proven to be true, may harm our business.

        Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel. In the event of any adverse ruling in any such litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms, or at all.

Certain provisions of our certificate of incorporation may delay, defer or prevent a change of control which could impact the price of our stock.

        Certain provisions of our Certificate of Incorporation, as amended, and Restated Bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

  •
  division of our Board of Directors into three classes, with each class serving a staggered three-year term;

  •
  removal of Directors for cause only;

  •
  ability of the Board to authorize the issuance of preferred stock in series;

  •
  vesting of exclusive authority in the Board to determine the size of the Board (subject to certain limited exceptions) and to fill vacancies thereon; and

  •
  advance notice requirements for stockholder proposals and nominations for election to the Board.

        In addition to the above provisions, in 1998 we adopted a shareholder rights plan. This plan entitles each registered holder to purchase from us, under certain circumstances, one one-hundredth of a share of Junior Participating Preferred Stock at a price of $35.00, subject to adjustments. The rights are generally exercisable only if a person or group acquires 20% or more of our stock or announces a tender or exchange offer the completion of which would result in ownership by a person or group of 20% or more of our stock. In the event of a transaction commonly known as a "squeeze-out merger," each holder of Junior Participating Preferred Stock may purchase either our common stock or the common stock of the merged entity at one-half of such stock's market value. We may redeem the rights at a nominal value until ten days after the announcement of the acquisition of such a 20% interest and under certain other circumstances.

Changes in the accounting treatment of stock options could materially and adversely affect our results of operations.

        The Financial Accounting Standards Board recently announced that it will require all companies to record the issuance of employee stock options as an expense, although this requirement has yet to be promulgated. When the treatment of stock options as an expense for accounting purposes is incorporated into generally accepted accounting principles, we will be obligated to change the manner in which we account for the stock options that we have issued and will issue in the future, and such change could materially and adversely affect our results of operations.

Your right to receive payment under the notes is junior to certain of our existing and future indebtedness and, accordingly, our assets will not be available to pay the notes until all our senior debt has been paid in full. In addition, the indenture for the notes does not contain any financial covenants to afford holders of the notes protection.

        Except as described in "Description of Notes—Security" and "Description of Notes—Subordination of Notes", the notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture, and in reorganization or upon acceleration of the notes due to an event of default under the indenture, and in specific other events, our assets (other than as described in "Description of Notes—Security") will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The Notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness including senior indebtedness.

        In addition, all payments on the notes will be blocked in the event of a payment default on certain senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on certain senior indebtedness.

        In the event of a bankruptcy, liquidation or reorganization relating to us, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness in the assets remaining after we have satisfied all of the senior indebtedness. However, because the indenture which governs the notes requires that cash, securities or other property (other than payments contemplated under "Description of Notes—Security" and Permitted Junior Securities (as defined in the indenture)) otherwise distributable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior indebtedness.

        On May 31, 2003, the notes were subordinated to approximately $4.9 million of senior indebtedness. We and our subsidiaries are not prohibited from borrowing substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

        In addition, other than our covenants described under "Description of Notes—Consolidation, Mergers and Sales of Assets" and "Description of Notes—Repurchase at Option of Holders Upon a Change in Control," there are no covenants or provisions in the indenture for the notes restricting the payment of dividends or the repurchase of our securities or that afford holders of the notes protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, change in control, merger or similar transaction.

We may not have sufficient funds to purchase the notes upon a change in control.

        If a change in control occurs, we will have to offer to purchase the notes at their principal amount, together with all accrued and unpaid interest and liquidated damages, if any. We cannot assure you that we will have sufficient funds, or that any of our other then-existing debt agreements will permit us, to purchase the notes upon a change in control. A change of control may also constitute an event of default under any other indenture or other agreement governing then-existing indebtedness and could prevent us from purchasing the notes without first satisfying the covenants under that other indebtedness. If a change of control occurred and accelerated our other indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange sufficient financing, to pay the purchase price for the notes and amounts due under any other indebtedness. Our inability to purchase the notes upon a change in control would constitute an event of default under the indenture which governs the notes and possibly under the terms of any other indebtedness that we have at the time. The change in control feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our stockholders.

An active trading market for the notes may not develop.

        There is currently no public market for the notes. Although the notes that were sold to qualified institutional buyers under Rule 144A are eligible for trading in the PORTAL system, any notes resold under this prospectus will no longer trade in the PORTAL system. We cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. We do not intend to list the notes on any national or other securities exchange or on the Nasdaq National Market. Accordingly, no market for the notes may develop, and any market that develops may not last.

        Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including prevailing interest rates, the market for similar securities, the price of our shares of common stock, our performance and other factors.

Any adverse rating of the notes may cause their trading price to fall.

        In the future, one or more rating agencies may rate the notes. If any rating agency rates the notes, it may assign a lower rating than that which is expected by investors. A rating agency, following any initial or subsequent rating, may also lower ratings on the notes. If a rating agency assigns a lower than expected rating on the notes or reduces its rating on the notes in the future, the trading price of the notes could decline.

The market price of the notes could be significantly affected by the market price of our common stock, which can be volatile.

        We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. From the beginning of fiscal 2003 through September 30, 2003, the reported high and low sales prices for our common stock ranged from a low of $6.10 per share to a high of $10.35 per share.

Shares eligible for public sale after this offering could adversely affect our stock price.

        As of September 30, 2003, we had 4,328,382 shares of common stock underlying vested stock options that, upon exercise of such options, would be currently eligible for sale in the public market. We currently have on file a registration statement on Form S-8 under the Securities Act covering the shares underlying these options. We also have warrants to purchase 1,451,547 shares of common stock outstanding. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time. The sale of a substantial number of shares held by the existing stockholders in the public market, including shares issued upon exercise of outstanding options or warrants, whether pursuant to a public offering or otherwise, or the perception that these sales could occur, could adversely affect the market price of our common stock. Such sale could materially impair our ability to raise capital through an offering of equity securities in the future at a time and price we deem appropriate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). You can identify these statements by the use of words like "may", "will", "could", "continue", "expect" and variations of these words or comparable words. Actual results could differ substantially from the results that the forward-looking statements suggest for various reasons, including those set forth in this prospectus under the heading "Risk Factors". Forward-looking statements in this prospectus are being made pursuant to the PSLRA and with the intention of obtaining the benefits of the "safe harbor" provisions of the PSLRA. The forward-looking statements made in this prospectus are made only as of the date of this prospectus and we do not undertake to update or revise the forward-looking statements.

USE OF PROCEEDS

        The selling securityholders will receive all the proceeds from the sale of the notes and shares of our common stock sold under this prospectus. We will not receive any proceeds from the sale of these securities.

        On May 5, 2003, we completed a private placement of $100,000,000 in aggregate principal amount of the notes. The net proceeds to us from the sale of the notes (after deducting expenses) were approximately $96.5 million. We used approximately $11.8 million of the net proceeds to purchase the U.S. government securities which we have pledged to secure all of the interest payments on the notes, as described under the heading "Description of the Notes—Security." We used approximately $52.9 million of the net proceeds to repay all amounts outstanding under our loan and security agreement (the "Loan Agreement") and to pay related prepayment fees and penalties, and approximately $20.0 million of the net proceeds to repay all amounts outstanding under the 7% promissory notes to our shareholders, due July 2004, issued in connection with our acquisition of AES in 1999. We intend to use the balance of the net proceeds primarily for working capital and general corporate purposes.

DESCRIPTION OF NOTES

        The notes were issued under an indenture between us and J.P. Morgan Trust Company, National Association, as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The pledge agreement referred to below under the caption "—Security" defines the terms of the pledges that secure the payment of all scheduled interest payments on the notes when due.

        The following description is a summary of the material provisions of the indenture, the registration rights agreement and the pledge agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the pledge agreement because they, and not this description, define your rights as a holder of the notes. Copies of the indenture, the registration rights agreement and the pledge agreement are filed as exhibits to the registration statement of which this prospectus is a part.

        Terms not defined in this description have the meanings given to them in the indenture. In this section, the words "we," "us," "our" or "MSC.Software" means MSC.Software Corporation, but do not include any current or future subsidiary of MSC.Software Corporation.

General

        The notes:

  •
  are general senior subordinated unsecured obligations of MSC.Software;

  •
  except as set forth below, are junior in right of payment to all existing and future indebtedness of MSC.Software, including its senior secured promissory note payable to Dassault Systemes and its other notes to shareholders;

  •
  are senior in right of payment to any existing and future subordinated debt of MSC.Software, including its subordinated notes payable due 2009; and

  •
  are structurally subordinated to any existing and future indebtedness and liabilities of our subsidiaries.

        As of May 31, 2003, we had total senior indebtedness of approximately $4.9 million. As indicated above and as discussed below under the caption "—Subordination of Notes," payments on the notes are subordinated to the payment of the senior indebtedness. The indenture permits us to incur additional senior indebtedness.

        The notes are convertible into our common stock as described under "—Conversion Rights" below. The notes will mature on May 5, 2008.

        The notes bear interest at the rate of 2 1/2% per year from May 5, 2003. Interest is payable semi-annually in arrears on May 5 and November 5 of each year, commencing November 5, 2003, to holders of record at the close of business on the preceding April 20 and October 21, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder upon a change of control or redemption of a note, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

        Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of senior indebtedness or other indebtedness, other than indebtedness that is subordinate or junior in right of payment to any senior indebtedness and senior in right of payment to the notes. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of MSC.Software, except to the extent described under "—Repurchase at Option of Holders Upon a Change in Control" below.

Security

        We used a total of approximately $11.8 million of the net proceeds from our sale of the notes to purchase U.S. government securities that we have pledged to the trustee as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors). These U.S. government securities are U.S. Treasury notes with maturity dates from October 2003 to February 2008. These U.S. government securities will be sufficient upon receipt of scheduled interest on and principal payments of such securities to provide for payment in full of all scheduled interest payments (up to and including the interest payment due on May 5, 2008) on the notes when due. However, if the U.S. government securities are insufficient to provide for payment in full of all scheduled interest payments, we will be required to deposit cash with the trustee in the amount of the deficiency. If the trustee holds any amounts after payment in full of all payments with respect to the notes and costs under the indenture, the excess amounts will be paid over to us.

        The U.S. government securities have been pledged by us to the trustee for the exclusive benefit of the holders of the notes and are held by the trustee in a pledge account and we have agreed not to take certain actions that could negatively affect the effectiveness of that pledge. Immediately prior to an interest payment date, the trustee will release from the pledge account proceeds sufficient to pay the interest then due on the notes. Subject to the applicable grace period provided in the indenture, a failure to pay interest on the notes when due for any scheduled interest payment date will constitute an event of default under the indenture.

        The pledged U.S. government securities and the pledge account also secure the repayment of the principal amount on the notes. If prior to May 5, 2008:

  •
  an event of default under the notes occurs and is continuing; and

  •
  the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

  •
  first, to any accrued and unpaid interest on the notes; and

  •
  second, the balance of the proceeds of the pledge account, to repayment of a portion of the principal amount of the notes and liquidated damages, if any, due on the notes.

        However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

        Once we make the final scheduled interest payment on the notes on or about May 5, 2008, or at such earlier time when all of the notes have been redeemed, repurchased or converted, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account.

Conversion Rights

        The holders of the notes may, at any time on or prior to the close of business on the business day prior to the final maturity date of the notes, convert any outstanding notes, or portions thereof, into our common stock, initially at the conversion price set forth on the cover page of this prospectus, subject to adjustment as described below. Holders may convert the notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock.

        Except as set forth below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes must be accompanied by funds equal to the interest payable to the record holder on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption, unless we default in the payment of the redemption price.

        A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. Any notes or shares of common stock into which the notes are convertible that are resold under this prospectus should be freely tradable after such resale without restriction, unless the holder of the notes or shares is an "affiliate" of MSC.Software, as that term is defined under the Securities Act.

        The initial conversion price will be adjusted for certain future events, including:

  1.
  the issuance of our common stock as a dividend or distribution on our common stock;

  2.
  certain subdivisions and combinations of our common stock;

  3.
  the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock at less than, or having a conversion price per share less than, the current market price of our common stock;

  4.
  the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than our common stock, or evidences of our indebtedness or our assets, including securities, but excluding: (A) those rights and warrants referred to in clause (3) above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, statutory share exchange, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph below (not including the following numbered clauses) and (C) dividends or distributions paid exclusively in cash;

  5.
  dividends or other distributions consisting exclusively of cash to all holders of our common stock, excluding any cash that is distributed upon a reclassification or change of our common stock, merger, consolidation, statutory share exchange, combination, sale or conveyance as described in the third succeeding paragraph below (not including the following numbered clause) or as part of a distribution referred to in clause (4) above, to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 5% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

  6.
  the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries which involves an aggregate consideration having a fair market value that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer or exchange offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer or exchange offer for which no adjustment has been made, exceeds 5% of our market capitalization on the expiration of such tender offer or exchange offer.

        In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of:

  •
  any reclassification or change of our common stock (other than changes resulting from changes in par value or as a result of a subdivision or combination);

  •
  a consolidation, merger or combination involving us;

  •
  a sale or conveyance to another corporation of all or substantially all of our property and assets; or

  •
  any statutory share exchange;

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to our existing and any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion rate as a result of:

  •
  the issuance of the rights;

  •
  the distribution of separate certificates representing the rights;

  •
  the exercise or redemption of such rights in accordance with any rights agreement; or

  •
  the termination or invalidation of the rights.

        If a taxable distribution to holders of our common stock or transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain U.S. Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such reduction. We may, but are under no obligation to, make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "Certain U.S. Federal Income Tax Considerations."

Optional Redemption by MSC.Software Corporation

        There is no sinking fund for the notes. On or after May 5, 2006, we will be entitled to redeem some or all of the notes on at least 20 but not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, up to, but not including the redemption date, only if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the optional redemption notice. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change in Control

        If a change in control occurs as set forth below, each holder of notes will have the right to require us to repurchase all of such holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of the change in control at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date; provided that, if such repurchase date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

        Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or before the 30th day after the date of our notice of the change in control, written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised.

        Under the indenture, a "change in control" of MSC.Software, or any successor entity who is subject to the terms of the indenture, will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

  •
  the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by MSC.Software described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  1.
  any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

  2.
  any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

  •
  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

  •
  we are liquidated or dissolved or our shareholders pass a resolution approving a plan of liquidation or dissolution.

        Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Securities Exchange Act of 1934 (the "Exchange Act"). The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

        We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

        Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under or be prohibited or limited by, the terms of existing or future senior indebtedness. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior indebtedness. See "—Subordination of Notes" below.

Subordination of Notes

        Except to the extent described under "—Security" above, the payment of principal of and interest (including liquidated damages, if any) on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all senior indebtedness whether outstanding on the date of the indenture or thereafter incurred. The notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to MSC.Software or to its assets, or any liquidation, dissolution or other winding-up of MSC.Software, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of MSC.Software, except in connection with the consolidation or merger of MSC.Software or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under "—Consolidation, Mergers and Sales of Assets" below, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than payments contemplated under "—Security" above and payments or distributions in the form of Permitted Junior Securities, on account of principal of or liquidated damages, if any, or interest on the notes); and any payment or distribution of assets of MSC.Software of any kind or character, whether in cash, property or securities (other than payments contemplated under "—Security" above and payments or distributions in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

        No payment or distribution of any assets of MSC.Software of any kind or character, whether in cash, property or securities other than (i) payments contemplated under "—Security" above and (ii) payments in the form of Permitted Junior Securities, may be made by or on behalf of MSC.Software on account of principal of or interest or liquidated damages, if any, on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. A "Payment Default" shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness beyond any applicable grace period.

        No payment or distribution of any assets of MSC.Software of any kind or character, whether in cash, property or securities (other than payments contemplated under "—security" above and payments in the form of Permitted Junior Securities) may be made by or on behalf of MSC.Software on account of principal of or interest or liquidated damages, if any, on the notes or on account of the purchase, redemption or other acquisition of notes during a Payment Blockage Period arising as a result of a Non-Payment Default.

        The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

  1.
  179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated);

  2.
  the date on which such Non-Payment Default is cured, waived or ceases to exist;

  3.
  the date on which such Designated Senior Indebtedness is discharged or paid in full; or

  4.
  the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or MSC.Software from the trustee or such other representative initiating such Payment Blockage Period;

after which MSC.Software will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

        In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be held in trust for the benefit of, and paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness. After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness. See "—Events of Default" below.

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of MSC.Software, our general creditors may recover less, ratably, than holders of senior indebtedness and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes are structurally subordinated to the liabilities of subsidiaries of MSC.Software.

        Under the indenture, "Designated Senior Indebtedness" means (i) indebtedness outstanding under the Loan Agreement, and (ii) after payment in full of all obligations under the Loan Agreement, any other senior indebtedness permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by MSC.Software as "Designated Senior Indebtedness." On May 5, 2003, we used approximately $52.9 million of the net proceeds from the private placement of the notes to repay all amounts outstanding under the Loan Agreement and to pay related prepayment fees and penalties.

        "Indebtedness" means, with respect to any person, without duplication:

  •
  all indebtedness, obligations and other liabilities, contingent or otherwise, of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

  •
  all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments;

  •
  indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) but excluding trade payables arising in the ordinary course of business;

  •
  all obligations and liabilities, contingent or otherwise, in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the person under the lease or related document to purchase or to cause a third party to purchase the leased property whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles, including, without limitation, synthetic lease obligations;

  •
  all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreements, hedge agreements, forward contracts or similar instruments or agreements or foreign currency, hedge, exchange or purchase or similar instruments or agreements;

  •
  all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

  •
  all guarantees by such person of indebtedness referred to in this definition or of any other person;

  •
  all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

  •
  the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States; and

  •
  any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

        "Non-Payment Default" means any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated.

        "Permitted Junior Securities" means any payment or distribution in the form of equity securities or subordinated securities of MSC.Software or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated.

        "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

        "Senior indebtedness" means:

  •
  the indebtedness outstanding under the Loan Agreement or any future line of credit, term loan or other credit facility, under our senior secured note payable to Dassault Systemes and under our other notes payable to shareholders;

  •
  the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement including default interest and interest accruing after a bankruptcy;

  •
  commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

  •
  all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars, options and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge;

  •
  all of our obligations under leases for real estate, facilities, equipment or related assets, whether or not capitalized (including, without limitation, synthetic leases), entered into or leased for financing purposes;

  •
  any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

  •
  renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee.

        Notwithstanding the foregoing, "senior indebtedness" shall not include:

  •
  indebtedness or other obligations of ours that by its terms ranks equal or junior in right of payment to the notes;

  •
  indebtedness of MSC.Software that by operation of law is subordinate to any general unsecured obligations of MSC.Software;

  •
  accounts payable or other liabilities owed or owing by MSC.Software to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

  •
  amounts owed by MSC.Software for compensation to employees or for services rendered to MSC.Software;

  •
  indebtedness of MSC.Software to any subsidiary or any other affiliate of MSC.Software or any of such affiliate's subsidiaries, other than the senior secured promissory note payable to Dassault Systemes and the notes payable to shareholders, each as outstanding on the date hereof;

  •
  capital stock of MSC.Software;

  •
  indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

  •
  indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11 of the United States Code, is without recourse to MSC.Software.

        Except for payments contemplated under "—Security" above, the notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors) except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

No Senior Subordinated Debt

        We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness of MSC.Software and senior in any respect in right of payment to the notes.

        Other than as set forth in the preceding paragraph, the indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

No Amendment to Subordination Provisions

        Without the consent of the holders of at least a majority of the notes then outstanding, we will not amend, modify or alter the indenture relating to our 8% subordinated promissory notes due 2009 (the "subordinated notes") in any way to:

  •
  increase the rate of or accelerate the time for payment of interest on any of the subordinated notes;

  •
  increase the principal of or advance the final maturity date of any subordinated notes;

  •
  alter the redemption provisions or price or terms at which MSC.Software is required to offer to purchase any of the subordinated notes; or

  •
  amend the provisions of Article XIII of that indenture (which relates to subordination).

Event of Default

        Each of the following constitutes an event of default under the indenture:

  1.
  our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

  2.
  our failure to pay an installment of interest, including liquidated damages, if any, on any of the notes that continues for three business days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

  3.
  our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  4.
  our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $5 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, recorded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amounts of the notes then outstanding;

  5.
  certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries;

  6.
  our filing of, or any of our significant subsidiaries' filing of, a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code; and

  7.
  the pledge agreement ceases to be in full force and effect, or enforceable, prior to the expiration in accordance with its terms.

        The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an event of default specified in clause (5) or clause (6) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) or clause (6) above, the default not having been cured or waived as provided under "—Modifications and Waiver" below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to receive from the holders of notes reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

        We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

  •
  we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, (i) is a corporation organized and existing under the laws of the United States or any State of the United States and (ii) assumes all our obligations under the indenture and the notes;

  •
  at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

  •
  an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Modifications and Waiver

        Modifications and amendments to the indenture or to the terms and conditions of the notes may be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, the indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

  •
  curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not,

    in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

  •
  complying with the requirements regarding merger or transfer of assets; or

  •
  providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended.

        Notwithstanding the foregoing, no modification or amendment to, or any waiver of, any provisions of the indenture may, without the written consent of the holder of each note affected:

  •
  change the maturity of the principal of or any installment of interest on any note, including any payment of liquidated damages;

  •
  reduce the principal amount of, or interest on, including the amount of liquidated damages, any note;

  •
  reduce the interest rate or interest, including any liquidated damages, on any note;

  •
  change the currency of payment of principal of or interest of any note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change in control or the conversion rights of holders of the notes;

  •
  modify the provisions of the indenture or the pledge agreement relating to the pledge of securities as contemplated under "—Security" above in a manner that adversely affects the interests of the holders of notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

        In addition to the foregoing, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

  •
  all outstanding notes will become due and payable at their scheduled maturity within one year, or

  •
  all outstanding notes are scheduled for redemption within one year;

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Global Notes; Book Entry; Form

        The notes are evidenced by global notes. We have deposited the global notes with or on behalf of DTC and have registered the global notes in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Notes that were held as beneficial interests in a global note with DTC will remain beneficial interests in a global note after a sale of notes under this prospectus.

        A holder may hold its interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as "participants." Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as "indirect participants." So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co., for all purposes, will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will make payments of principal of and interest (including any liquidated damages) on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on any payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

        Neither we, the trustee, registrar, paying agent nor the conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC notifies us that it is unwilling to be a depositary for the global note or ceases to be a clearing agency or if there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Information Concerning the Trustee and Transfer Agent

        J.P. Morgan Trust Company, National Association as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Chase Mellon Shareholder Services is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

        The indenture and the notes are governed by, and will be construed in accordance with, the law of the State of New York.

Registration Rights

        As required under our registration rights agreement with the noteholders, we have, at our expense, filed with the Commission a shelf registration statement on Form S-3, of which this prospectus is a part, covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We will use our reasonable best efforts to:

  •
  cause the registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the initial issuance of the notes; and

  •
  keep the registration statement effective until the earlier of (A) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes and (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

        We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period.

        If,

  •
  the shelf registration statement is not declared effective by the required date;

  •
  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

  •
  this prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph;

each of which we refer to as a "registration default," additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

  •
  0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  0.5% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

        Each stockholder is entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders, and stockholders are not entitled to cumulate votes for the election of directors. Stockholders have no preemptive rights or other subscription rights. Holders of common stock are entitled to such dividends as may be declared by our Board of Directors out of funds legally available therefore. On our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata our net assets remaining after the payment of debts, expenses and the liquidation preference of any outstanding shares of preferred stock.

Preferred Stock

        Our Board of Directors is authorized to issue the preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the preferred stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of, and amounts payable with respect to, the common stock. This may be deemed to have a potential anti-takeover effect because the issuance of preferred stock in accordance with such provision may delay, defer or prevent a change of control regarding us and could adversely affect the price of our common stock.

Common Stock Warrants

        On March 9, 1998, we entered into a joint-development and marketing arrangement with Kubota Solid Technology Corporation, or KSTC. This arrangement allowed KSTC to purchase warrants with an aggregate exercise price of up to $3,000,000 to purchase shares of our common stock. As of December 31, 1999, all warrants were purchased under the arrangement. The exercise price is equal to the fair market value of the common stock on the date of issuance of the warrants. The warrants issued have exercise prices ranging between $5.8125 per share and $11.375 per share. The warrants are non-transferable, have a five-year term and become exercisable two years after the date of issuance. At December 31, 2002, warrants to purchase 226,547 shares of our common stock were outstanding with a weighted average exercise price of $8.28 per share.

        On June 18, 1999, in connection with the acquisition of MARC Analysis Research Corporation, we issued five-year warrants to purchase 1,400,000 shares of our common stock at an exercise price of $10.00 per share. On November 4, 1999, in connection with the acquisition of Computerized Structural Analysis and Research Corporation, we issued five-year warrants to purchase 110,000 shares of our common stock at an exercise price of $10.00 per share. In May 2002, we issued five-year warrants to purchase 15,000 shares of our common stock, at an exercise price of $15.00 per share, to the former President of MDI in exchange for consulting services.

Rights Plan

        We have a stockholders rights plan under which rights are held by holders of our common stock. Each right entitles the registered holder to purchase from us, under certain circumstances, one one-hundredth of a share of Junior Participating Preferred Stock at a price of $35.00, subject to adjustment. The rights are generally exercisable only if a person or group acquires 20% or more of our common stock or announces a tender or exchange offer the completion of which would result in ownership by a person or group of 20% or more of our common stock. The rights will expire on October 16, 2008, subject to earlier redemption or exchange as described in the plan.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary discusses certain material U.S. federal income tax (and in the case of Non-U.S. Holders, as defined below, certain U.S. federal estate tax) consequences relating to the purchase, ownership, and disposition of the notes and the shares of common stock into which the notes may be converted. Except where noted, this summary deals only with notes and shares of common stock held as capital assets. Additionally, this summary does not deal with special situations, such as:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  tax consequences to persons holding notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to U.S. Holders (as defined below) of notes or common stock whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," and U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service, or the "IRS," will not challenge one or more of the tax consequences discussed herein. If a partnership holds our notes or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or common stock, you should consult your tax adviser. Whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We will treat the notes as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.

        If you are considering the purchase of notes, you should consult your own tax advisers concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of the notes, as defined below. Certain consequences to "Non-U.S. Holders" of the notes are described under "—Consequences to Non-U.S. Holders" below. "U.S. Holder" means a beneficial owner of a note that is:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, or partnership or other entity taxable as a partnership for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

  Payment of Stated Interest

        You must include interest paid on the notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

  Sale, Exchange, Redemption and other Disposition of Notes

        Except as provided below under "—Conversion of the Notes" and "Market Discount" you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note, which will be equal to the amount paid for the note, decreased by the amount of payments of interest and principal and, subject to the market discount and amortizable premium rules discussed below, increased by the market discount previously included in income by you and decreased by any amortized premium. Any gain or loss recognized on a disposition of the note will be capital gain or loss. If you are a non-corporate U.S. Holder and have held the note for more than one year, such capital gain will generally be subject to a reduced tax rate. Your ability to deduct capital losses may be limited.

  Conversion of the Notes

        You will not recognize any income, gain or loss on the conversion of your notes into common stock except to the extent of cash received in lieu of a fractional share of common stock and except with respect to market discount as discussed below. Your tax basis of the common stock received upon a conversion will equal the allocable portion of the adjusted tax basis of the note that was converted into common stock. Your holding period for common stock will include the period during which you held the notes.

        Cash received in lieu of a fractional share of common stock generally should be treated as a payment in exchange for such fractional share. The amount of gain or loss on the deemed sale of such fractional share will be equal to the difference between the amount of cash you receive in respect of such fractional share, and the portion of your adjusted tax basis in the note that is allocable to the fractional share. This gain or loss should be capital gain or loss and should be taxable as described under "—Sale, Exchange, Redemption and other Disposition of Notes," above.

  Market Discount

        Your resale of the notes may be affected by the impact on a purchaser of the market discount provisions of the Internal Revenue Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition, other than at original issue, exceeds the U.S. holder's adjusted tax basis in the note. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. holder elects to include accrued market discount in income over the life of the note.

        The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. If this latter election is made, it will apply only to the note with respect to which it is made, and may not be revoked. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

  Amortizable Premium

        If you purchase a note at a premium over its stated principal amount, plus accrued interest, you generally may elect to amortize that premium, referred to as Section 171 premium, from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period, with a corresponding decrease in adjusted tax basis. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. Your election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Constructive Dividend

        Holders of convertible debt instruments such as the notes may be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends on Common Stock" below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

  Dividends on Common Stock

        If, after you convert a note into common stock, we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in such common stock. Any remaining excess will be treated as capital gain. If you are a corporation, you may be able to claim a deduction for a portion of any distribution received that is considered a dividend.

  Sale or Other Disposition of Common Stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock equal to the difference between the proceeds you received and your adjusted tax basis in the stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the stock. If you are a non-corporate U.S. Holder and have held the note for more than one year, such capital gain will generally be subject to a reduced tax rate. Your adjusted tax basis and holding period in common stock received upon a conversion of a note are determined as discussed above under "—Conversion of the Notes." Your ability to deduct capital losses may be limited.

  New Tax Legislation

        As part of the Jobs and Growth Tax Relief Reconciliation Act of 2003, or the "Tax Relief Act," signed into law on May 28, 2003, the maximum tax rate on dividends was generally reduced to 15% for tax years through 2008. In general, a dividend would not be eligible for the 15% rate if the stock was held for 60 days or less. In addition, the Tax Relief Act established a maximum tax rate of 15% on net long-term capital gains of individuals, trusts and estates effective for gains properly taken into account after May 5, 2003 and before January 1, 2009. The Tax Relief Act also had the effect of reducing the backup withholding rate. Prospective investors are encouraged to consult with their own tax advisors regarding the application to them of the provisions of the Tax Relief Act.

  Information Reporting and Backup Withholding

        We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes and dividends paid on the common stock.

        You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U. S. Holders

        The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of notes or common stock. The term "Non-U.S. Holder" means a beneficial owner of a note or common stock that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," persons eligible for benefits under income tax conventions to which the U.S. is a party and certain U.S. expatriates. Non-U.S. Holders should consult their own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Payment of Interest

        The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a note provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  you are not a "controlled foreign corporation" that is related to us within the meaning of section 864(d)(4) of the Code;

  •
  you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries, and you and the foreign intermediary satisfy the certification requirements of applicable U.S. Treasury Regulations.

        Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided you satisfy the certification requirements described above) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

  Conversion of the Notes

        You generally will not recognize any income, gain or loss on converting a note into common stock. To the extent you receive cash upon conversion of a note, you generally would be subject to the rules described under "—Sale, Exchange or Redemption of Notes or Common Stock," below.

  Dividends on Common Stock

        Any dividends paid to you with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see "—U.S. Holders—Constructive Dividend" above) will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the U.S., you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

  Sale, Exchange or Redemption of Notes or Common Stock

        Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with your conduct of a trade or business in the U.S.,

  •
  you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

  •
  in the case of common stock, we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

        A Non-U.S. Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rate(s). A corporate Non-U.S. Holder whose gain is described in the first bullet point above may also be subject to a branch profits tax at a 30% rate or a lower rate if an income tax treaty applies. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Holder is not considered a resident of the U.S.

        We do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, there can be no assurances that we will not become a U.S. real property holding corporation in the future. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to you if you hold, directly or indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

  U.S. Federal Estate Tax

        The U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) you did not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and U.S. Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the U.S. However, common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Non-U.S. Holders that are individuals should be aware that there have been recent amendments to the U.S. federal estate tax rules, and such persons should consult with their tax advisers before considering an investment in the notes.

  Information Reporting and Backup Withholding

        Backup withholding and information reporting generally will not apply to interest payments made to you in respect of the notes if you furnish the Company or its paying agent with appropriate documentation of your non-U.S. status. However, certain information reporting may still apply with respect to interest payments even if certification is provided. The payment of proceeds from your disposition of notes or common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from your disposition of notes or common stock to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S. related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that you are not a U.S. person and the broker has no knowledge to the contrary, or you establish an exemption. For this purpose, a "U.S. related person" is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the U.S. or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of your disposition of notes or common stock by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITYHOLDERS

        We originally sold the notes to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as initial purchaser, in May 2003, in a private placement that was exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchaser to persons reasonably believed by the initial purchaser to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. Selling securityholders who may use this prospectus from time to time to offer or sell any or all of their notes and shares of our common stock issuable upon conversion of the notes include the initial purchaser's transferees, pledgees, donees and their successors.

        We issued 5,281,000 shares of our common stock to certain selling securityholders in July 2001 in connection with our acquisition of Advanced Enterprise Solutions, Inc. Certain of those securityholders, who in the aggregate hold 3,517,696 shares of our common stock, and their respective transferees, pledges, donees and other successors may use this prospectus from time to time to offer or sell any or all of their shares of common stock.

        The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes and shares of our common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

        For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)
Selling Securityholder(1)	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering	Offered Hereby
Holders of convertible notes or shares issuable upon conversion thereof:
Alexandra Global Master Fund, Ltd.(3)	4,500,000	4.5%	528,479	528,479
American Investors Life Insurance Co.(4)	600,000	*	70,463	70,463
Barclays Global Investors Diversified Alpha Plus Funds(5)	250,000	*	29,359	29,359
BNP Paribas Equity Strategies SNC	3,965,000	4.0%	465,648	465,648
Boilermakers Blacksmith Pension Trust(6)	650,000	*	76,335	76,335
BP Amoco PLC Master Trust(17)	372,000	*	43,687	43,687
Context Convertible Arbitrage Fund, LP(7)	1,000,000	1.0%	117,439	117,439
Context Convertible Arbitrage Offshore, LTD(8)	4,500,000	4.0%	528,479	528,479
CNH CA Master Account, L.P.(9)	100,000	*	11,743	11,743

CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	4,147,000	4.1%	487,022		487,022
Delaware PERS(6)	725,000	*	85,143		85,143
Dodeca Fund, L.P.(10)	980,000	*	115,091		115,091
Forest Fulcrum Fund LP(5)	999,000	1.0%	117,322		117,322
Forest Global Convertible Fund, Ltd., Class A-5(5)	2,851,000	2.9%	334,820		334,820
Forest Multi-Strategy Master Fund SPC(5)	1,000,000	1.0%	117,439		117,439
F.R. Convt. Sec. Fn.(6)	75,000	*	8,807		8,807
Grace Convertible Arbitrage Fund, LTD(11)	2,600,000	2.6%	305,343		305,343
Hotel Union & Hotel Industry of Hawaii Pension Plan(17)	131,000	*	15,384		15,384
ICI American Holdings Trust(6)	160,000	*	18,790		18,790
Inflective Convertible Opportunity Fund I, L.P.(12)	20,000	*	2,348		2,348
Jefferies & Company Inc.(17)	3,000	*	352		352
KBC Financial Products USA Inc.(13)	2,300,000	2.3%	270,111		270,111
LLT Limited(6)	400,000	*	46,975		46,975
Lyxor/Forest Fund Limited(5)	1,500,000	1.5%	176,159		176,159
Morgan Stanley Dean Witter Convertible Securities Trust	1,000,000	1.0%	117,439		117,439
Polaris Vega Fund L.P.(14)	1,700,000	1.7%	199,647		199,647
Prudential Insurance Co. of America(6)	45,000	*	5,284		5,284
Putnam Convertible Income—Growth Trust	4,000,000	4.0%	469,759		469,759
RBC Alternative Assets LP(5)	250,000	*	29,359		29,359
Relay 11 Holdings Co.(5)	600,000	*	70,463		70,463
Satellite Convertible Arbitrage Master Fund, LLC(15)	8,000,000	8.0%	939,518		939,518
Silverback Master, LTD(16)	10,000,000	10.0%	1,174,398		1,174,398
Singlehedge US Convertible Arbitrage Fund	653,000	*	76,688		76,688
Sphinx Convertible Arb Fund SPC(17)	200,000	*	23,487		23,487
Sphinx Convertible Arbitrage SPC(5)	500,000	*	58,719		58,719
SSI Hedged Convertible Market Neutral L.P.(17)	274,000	*	32,178		32,178
State of Oregon/Equity(6)	2,275,000	2.3%	267,175		267,175
Sturgeon Limited(18)	566,000	*	66,470		66,470
Sunrise Partners Limited Partnership(19)	5,800,000	5.8%	681,150		681,150
Susquehanna Capital Group(20)	3,250,000	3.3%	381,679		381,679
Syngenta AG(6)	125,000	*	14,679		14,679
UBS AG	19,100,000	19.1%	2,243,100		2,243,100
Univest Convertible Arbitrage Fund Ltd.(21)	1,000,000	1.0%	117,439		117,439
Viacom Inc. Pension Plan Master Trust(17)	12,000	*	1,409		1,409
Xavex Convertible Arbitrage 4 Fund(6)	250,000	*	29,359		29,359
Zeneca Holdings Trust(6)	175,000	*	20,551		20,551
Zurich International Benchmarks Master Fund Ltd.(5)	757,000	*	88,901		88,901
Any other selling securityholder of notes or future transferee from any such holder(22)	5,640,000	5.6%	662,360	(23)	662,360

Subtotal	$100,000,000	100%	11,743,949		11,743,949

Other selling securityholders:
Khoshniyati, Abbas(24)	—	—	687,281		645,556
Khoshniyati, Abdollah	—	—	825,146		825,146
Khoshniyati, Nader(25)	—	—	1,792,276		1,739,055
Khoshniyati, Reza	—	—	307,939		307,939

Subtotal	—	—	3,612,642		3,517,696

Convertible noteholders and other selling securityholder combined	$100,000,000	100%	15,356,591	15,261,645

*
Less than 1%.

(1)
Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. Forest Fulcrum Fund LP, KBC Financial Products USA Inc. and McMahan Securities Co. L.P. are deemed underwriters by the SEC.

(2)
For purposes of presenting the number of shares of our common stock beneficially owned by holders of notes, we assume a conversion price under the notes of $8.515 per share of our common stock, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

(3)
Alexandra Investment Management LLC is the controlling entity of Alexandra Global Master Fund, Ltd. Mikhail Filimonov and Dimitri Sogoloff are the Chief Executive Officer and President, respectively, of Alexandra Investment Management LLC.

(4)
Inflective Asset Management, LLC is the investment manager of American Investors Life Insurance Co. Thomas J. Ray is the President and Chief Investment Officer of Inflective Asset Management, LLC.

(5)
Forest Investment Management LP ("Forest") has sole voting control and shared investment control. Forest is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd, Inc., which is solely owned by Michael A. Boyd.

(6)
Froley, Revy Investment Co. is the investment manager for the securities listed next to the name of this selling securityholder. Andrea O'Connell is the manager for the securities listed next to the name of this selling securityholder.

(7)
Context Capital Management, LLC is the general partner of Context Convertible Arbitrage Fund, L.P. Context Capital Management, LLC is 50% owned by each of Michael Rosen and William Fertig.

(8)
Fulcrum Limited is the administrator of Context Convertible Arbitrage Offshore, LTD. The directors of Fulcrum Limited are Jeremy Bond and Steve Vujaese.

(9)
CNH Partners, LLC is the investment advisor for CNA CA Master Account, L.P. The investment principals of CNH Partners, LLC are Rober t Krail, Mark Mitchell and Todd Pulvino.

(10)
Inflective Asset Management, LLC is the investment manager of Dodeca Fund, L.P. Thomas J. Ray is the President and Chief Investment Officer of Inflective Asset Management, LLC.

(11)
The controlling persons of Grace Convertible Arbitrage Fund, LTD are Michael Brailov and Bradford Whitmore.

(12)
Inflective Asset Management, LLC is the investment manager of Inflective Convertible Opportunity Fund I, L.P. Thomas J. Ray is the President and Chief Investment Officer of Inflective Asset Management, LLC.

(13)
KBC Financial Products USA Inc. exercises voting and investment control over the shares of common stock issuable upon conversion of the notes. Luke Edward, managing director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(14)
Mr. Gregory R. Levinson has investment and voting power with respect to the securities listed for Polaris Vega Fund L.P.

(15)
Satellite Asset Management, L.P. is the investment manager of Satellite Convertible Arbitrage Master, LLC. Marty Brandt and Thomas Healy are directors of Satellite Asset Management, L.P.

(16)
Elliott Bossen has investment and voting power with respect to the securities listed for Silverback Master, LTD.

(17)
SSI Investment Management Inc. has voting and dispositive power over the securities of Sphinx Convertible Arb Fund SPC. SSI Investment Management Inc.'s majority shareholders are Mr. John Gottfureht, President, Ms. Amy Jo Gottfureht, CEO and Mr. George Douglas, CIO.

(18)
CooperNeff Advisors Inc. has shared dispositive power and sole voting power with respect to the securities listed for Sturgeon Limited.

(19)
Dawn General Partner Corp. is the General Partner of Sunrise Partners Limited Partnership. S. Donald Sussman is the controlling person of Dawn General Partner Corp.

(20)
Michael Ferry has investment and voting power with respect to the securities listed for Susquehanna Capital Group.

(21)
Terri Engelman Rhoads, Director, has investment and voting power with respect to these securities of Univest Convertible Arbitrage Fund Ltd.

(22)
We are unable to provide the names of certain selling securityholders who hold notes and/or shares of our common stock issuable upon conversion of the notes at this time, because these selling securityholders have not provided us with their identity and other necessary information since the notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC's nominee. Information concerning any such selling securityholders who are not listed in the above table will be set forth in post-effective amendments to the registration statement of which this prospectus is a part from time to time, if and when required.

(23)
Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any shares of our common stock other than the shares issuable upon conversion of the notes at the initial conversion rate.

(24)
Includes shares of common stock held by Ali Heydari Saeed (71,057) and 41,725 shares of common stock issuable on exercise of options that are exercisable on or within 60 days of the date of this prospectus. Abbas Khoshniyati was Senior Vice President—Information Systems of MSC from 2001 to July 2003. From 1989 until 2001, Mr. Khoshniyati was Chief Technology Officer of Advanced Enterprise Solutions, Inc., which was acquired in July 2001.

(25)
Includes shares of common stock held by Shirley Khoshniyati (47,383 shares), Amir Khoshniyati (51,323) and Arya Khoshniyati (51,323 shares) and 53,221 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of the date of this prospectus. In addition, includes shares held by BNY Western Trust Company pursuant to an Escrow Agreement dated July 19, 2001, which are also held pursuant to a Shareholder's Agreement dated May 2, 2001, between MSC and the stockholders of Advanced Enterprise Solutions, Inc and are consequently subject to certain transfer restrictions. Nader Khoshniyati was Executive Vice President-Field Operations of MSC from 2001 to July 2003. From 1989 until 2001, Mr. Khoshniyati was President, CEO and a stockholder of Advanced Enterprise Solutions, Inc., which MSC acquired in July of 2001.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or our common stock offered by this prospectus. The notes and common stock offered by this prospectus may be sold from time to time to purchasers:

  •
  directly by the selling securityholders, or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the common stock offered by this prospectus.

        The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or common stock to be made directly or through agents.

        Each of the selling securityholders that is a registered broker-dealer or an affiliate of a registered broker-dealer has represented to us that it purchased the notes in the ordinary course of business and at the time of such purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such notes or common stock issuable upon conversion of the notes.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or common stock offered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

        If the notes or common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the common stock may be sold in one or more transactions at:

  •
  fixed prices,

  •
  prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

  •
  varying prices determined at the time of sale, or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange,

  •
  in the over-the-counter market,

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the relevant selling securityholders' shall be subject to the consent of MSC.Software, which consent shall not be unreasonably withheld.

        In connection with sales of the notes and common stock offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and common stock in the course of hedging their positions. The selling securityholders may also sell the notes and common stock short and deliver notes and common stock to close out short positions, or loan or pledge notes and common stock to broker-dealers that in turn may sell the notes and common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or common stock offered hereby. Selling securityholders might not sell any or all of the notes or the common stock offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Our common stock trades on the New York Stock Exchange under the symbol "MNS." The notes are currently designated for trading in the PORTAL system. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes on any national or other securities exchange or on the Nasdaq National Market. No assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors—An active trading market for the notes may not develop."

        The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common stock to engage in market-making activities with respect to the particular notes and common stock being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the notes and common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and common stock.

        To the extent required, the specific notes or shares of common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment, to the shelf registration statement of which this prospectus forms a part.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, each of MSC.Software and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

        Subject to certain exceptions, we have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

        We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the Commission, and similar events.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the Public Reference Room.

        The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, including MSC.Software Corporation, that file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports and other information about us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the following documents, each of which we previously filed with the SEC:

  •
  our annual report on Form 10-K for the year ended December 31, 2002 as amended by our Form 10-K/A dated October 28, 2003;

  •
  our quarterly report on Form 10-Q for the three months ended March 31, 2003 as amended by our Form 10-Q/A dated October 28, 2003;

  •
  our quarterly report on Form 10-Q for the three and six months ended June 30, 2003 as amended by our Form 10-Q/A dated October 28, 2003;

  •
  our quarterly report on Form 10-Q for the three and nine months ended September 30, 2003, filed on November 14, 2003;

  •
  our definitive proxy statement on Schedule 14A relating to our 2003 annual meeting of stockholders;

  •
  our current reports on Form 8-K filed on April 29, 2003, May 1, 2003, June 5, 2003, July 7, 2003, July 23, 2003 and October 22, 2003, as amended by our Form 8-K/A dated October 22, 2003 and our Form 8-K/A dated October 28, 2003; and

  •
  the description of our common stock contained in our registration statement on Form S-1, File No. 2-82719, and any amendments or reports filed for the purpose of updating such description.

        These reports contain important information about us and our finances.

        All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus to the end of the offering of the notes and common stock issuable upon conversion of the notes under this document shall also deemed to be incorporated herein by reference and will automatically update information in this prospectus.

        Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supercedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary
MSC.Software Corporation
2 MacArthur Place
Santa Ana, California 92707
(714) 540-8900

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

LEGAL MATTERS

        The validity of the notes and the shares of common stock offered hereby will be passed upon for us by O'Melveny & Myers LLP.

EXPERTS

        The consolidated financial statements of MSC.Software Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 and 2001, financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," in 2002. The consolidated statement of operations, stockholders' equity, and cash flows for the year ended December 31, 2000 of MSC.Software Corporation appearing in its Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

QuickLinks

  Filed Pursuant to Rule 424(b)(3) Registration No. 333-106603
Table of Contents
SUMMARY
Our Business
Recent Developments
Notes
Common Stock
Risk Factors
Ratio of Earnings to Fixed Charges
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS